       Exhibit 28(h)(20) under Form N-1A
     Exhibit 99 under Item 601/Reg. S-K

Schedule A

SHAREHOLDER SERVICES AGREEMENT
 Revised 6/30/10
Effective Date:	Class B Shares of:

FEDERATED EQUITY FUNDS
10/24/97	Federated Capital Appreciation Fund
12/1/08	Federated Clover Value Fund
3/1/07	Federated InterContinental Fund
12/1/00	Federated Kaufmann Fund
12/1/02	Federated Kaufmann Small Cap Fund
12/1/00	Federated Market Opportunity Fund
10/24/97	Federated Mid-Cap Growth Strategies Fund

10/24/97	FEDERATED EQUITY INCOME FUND, INC.

FEDERATED FIXED INCOME SECURITIES, INC.
10/24/97	Federated Strategic Income Fund

10/24/97	FEDERATED GOVERNMENT INCOME SECURITIES, INC.

10/24/97	FEDERATED HIGH INCOME BOND FUND, INC.

9/1/02	FEDERATED INCOME SECURITIES TRUST
12/1/02	Federated Capital Income Fund
9/1/02	Federated Fund for U.S. Government Securities
9/1/03	Federated Muni and Stock Advantage Fund

FEDERATED INTERNATIONAL SERIES, INC.
10/24/97	Federated International Bond Fund

FEDERATED INVESTMENT SERIES FUNDS, INC.
10/24/97	Federated Bond Fund

FEDERATED MANAGED ALLOCATION PORTFOLIOS
9/1/05	Federated Balanced Allocation Fund

FEDERATED MDT SERIES
3/1/07	Federated MDT Large Cap Growth Fund
12/1/07	Federated MDT Small Cap Growth Fund

FEDERATED MUNICIPAL SECURITIES INCOME TRUST
6/1/06	Federated Municipal High Yield Advantage Fund
6/1/02	Federated New York Municipal Income Fund
10/24/97	Federated Pennsylvania Municipal Income Fund

10/24/97	FEDERATED MUNICIPAL SECURITIES FUND, INC.

6/1/08	FEDERATED STOCK AND BOND FUND

FEDERATED TOTAL RETURN SERIES, INC.
6/1/01	Federated Total Return Bond Fund

FEDERATED WORLD INVESTMENT SERIES, INC.
10/24/97	Federated International High Income Fund
10/24/97	Federated International Small-Mid Company Fund
6/1/98	Federated International Leaders Fund

MONEY MARKET OBLIGATIONS TRUST
9/1/99	Federated Liberty U.S. Government Money Market Trust